                           THIRD AMENDMENT DATED AS OF

                         JULY 6, 1995 TO THE AMENDED AND

                       RESTATED REVOLVING CREDIT AGREEMENT

                            DATED AS OF JULY 15, 1994

         This Third Amendment Agreement (the "Amendment") is dated as of July 6, 1995 by and among PDK LABS INC., a New York corporation having its principal place of business at 145 Ricefield Lane, Hauppauge, New York 11788 (the "Company"), PDI LABS, INC. ("PDI"), a New York corporation having its principal place of business at 145 Ricefield Lane, Hauppauge, New York 11788, C&C Enterprises, Inc. ("C&C"), a Delaware corporation, having its principal place of business at 145 Ricefield Lane, Hauppauge, New York 11788 (PDI and C&C, each a "Guarantor" and collectively, the "Guarantors") and CHEMICAL BANK, a New York banking corporation, having an office at 395 North Service Road, Melville, New York 11747 (the "Bank").

         WHEREAS, the Bank, the Company and PDI entered into an Amended and Restated Revolving Credit Agreement dated as of July 15, 1994, which has been amended from time to time (the "Agreement"); and

         WHEREAS, the Bank has extended credit to the Company on a revolving credit basis as evidenced by a promissory note of the Company, in the original principal amount of $6,000,000.00 dated July 15, 1994 (the "Revolving Credit Note"); and

         WHEREAS, the Company has requested that the Agreement be further amended by the Bank to (i) increase the Commitment to $7,000,000.00 and extend the Termination Date to May 31, 1998 and (ii) extend up to a $4,000,000 Term Loan to the Company and the Bank has agreed to such amendments provided that the Company and the Guarantors enter into this Amendment, and provided that certain other provisions contained herein are met.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Bank, the Company and the Guarantors agree as follows:

         1. Definitions. As used in this Amendment, capitalized terms, unless otherwise defined, shall have the meanings ascribed to them in the Agreement.

         2. Representations and Warranties. As an inducement for the Bank to enter into this Amendment, the Company and the Guarantors each represent and warrant as follows:

                  That with respect to the Agreement and the Loan Documents:

                  (i) On the date hereof, there are no defenses, offsets or counterclaims to the Company's or PDI's obligations under the Agreement, the Revolving Credit Note, the Guaranty, the Security Agreement or any of the other Loan Documents.

                  (ii) All of the representations and warranties made by the Company and PDI in the Agreement or in the other Loan Documents are true and correct in all material respects as if made on the date hereof.

                  (iii) On the date hereof, no Default or Event of Default is existing under the Agreement or the other Loan Documents.

                  (iv) The outstanding aggregate principal balance of the Revolving Credit Loans evidenced by the Revolving Credit Note delivered pursuant to the Agreement is $6,000,000.00 and interest has been paid on $5,500,000.00 through the payment due June 30, 1995 and interest has been paid on $500,000.00 through the payment due July 1, 1995.

         3. Conditions. This Amendment, and the Agreement as amended and restated below, shall be effective upon (i) the fulfillment of the conditions precedent described in Sections 3.1 and 3.3 of the Amended and Restated Loan Agreement to the reasonable satisfaction of the Bank, and (ii) receipt by the Bank of a facility fee of $50,000.00.

         4. Amendment. The Agreement is hereby amended and restated to read as follows:

                       AMENDED AND RESTATED LOAN AGREEMENT

SECTION 1. DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

                  "Accumulated Funding Deficiency" shall have the meaning set forth in Section 302 of ERISA.

                  "Affiliate" shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company. For purposes of this definition "control" of a Person means the power, direct or indirect, either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  "Agreement" shall mean this Amended and Restated Loan Agreement and any amendments or supplements thereto.

                  "Board of Governors" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

                  "Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Bank is authorized to close under the laws of the State of New York.

                  "Capital Expenditures" shall mean, for any Person, for a particular period, the aggregate amount of any expenditures during such period (including purchase money Liens) made by such Person for assets (including fixed assets acquired under Capital Leases) which it is contemplated will be used or usable in fiscal years subsequent to the year of acquisition.

                  "Capital Lease" shall mean all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitment" shall have the meaning set forth in Section 2.1.

                  "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA.

                  "Consolidated Coverage Ratio" shall mean, for any twelve month period, the ratio of (i) the sum of Consolidated Net Income (excluding extraordinary gains), tax expense, depreciation expense, amortization of intangibles, other non-cash charges and interest expense, minus any unfunded Capital Expenditures, minus any cash dividends paid (common or preferred) to (ii) the sum of interest expense during the preceding four fiscal quarters plus installments of principal on all long term Consolidated Indebtedness scheduled during the subsequent four fiscal quarters. For purposes of this definition, all long term Consolidated Indebtedness consisting of amounts outstanding under any revolving credit facility shall be considered as having a seven year straight line amortization.

                  "Consolidated Indebtedness" shall mean, at a particular date, the aggregate amount of the Company's and its Subsidiaries' (i) indebtedness or liability for borrowed money; (ii) indebtedness for the deferred purchase price of property or services (including trade obligations); (iii) obligations of a lessee under Capital Leases; (iv) current liabilities in respect of unfunded vested benefits under any Plan; (v) obligations under letters of credit issued for the account of the Company or any Subsidiary; (vi) obligations arising under acceptance facilities; (vii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (viii) obligations secured by any Lien on property owned by the Company or any Subsidiary whether or not the obligations have been assumed; and (ix) all other liabilities recorded as such, or which should be recorded as such, on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

                  "Consolidated Intangibles" shall mean at a particular date, the aggregate amount of all assets of the Company and its Subsidiaries, determined on a consolidated basis at such date, that would be classified as intangible assets in accordance with GAAP, but in any event including, without limitation,customer lists, unamortized debt discount expense, unamortized organization and reorganization expense, costs in excess of the net asset value of acquired companies, patents, trade or service marks, franchises, trade names, goodwill and the amount of any write-up in the book value of any assets resulting from the revaluation (other than revaluations arising out of foreign currency valuations in accordance with GAAP) thereof.

                  "Consolidated Net Income" shall mean, at a particular date, the aggregate amount which would, in accordance with GAAP, be classified as consolidated net income, after taxes, in a consolidated income statement of the Company and its Subsidiaries as at such date.

                  "Consolidated Tangible Net Worth" shall mean, at any time outstanding, the amount by which (i) the par value (or value stated on the books) of the capital stock of all classes of the Company plus (or minus in the case of a deficit) the amount of the consolidated surplus, whether capital or earned, of the Company and any Subsidiaries exceeds
         (ii) the sum of the amount of Consolidated Intangibles, plus treasury stock, plus leasehold improvements, plus loans and advances to officers, stockholders, and employees of the Company or any Subsidiary plus loans to, or Investments in any other Person which is not a Guarantor.

                  "Default" shall mean any of the events specified in Section 7 hereof, whether or not any requirement for the giving of notice or the lapse of time or both or any other condition has been satisfied.

                  "Drawdown" means a request by the Company and the funding by the Bank of all or a portion of the Term Loan in accordance with
         Section 3.3 and 3.4 of this Agreement.

                  "Drawdown Date" or "Drawdown Dates" shall mean one or more (but not more than four) of the dates selected by the Company, none of which shall be later than November 30, 1995, when the Term Loan (or portions thereof) shall be funded by the Bank.

                  "ERISA" shall mean the Employee Retirement Income Security act of 1974, as amended from time to time.

                  "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which together with any other Person would be treated, with such Person, as a single employer under Section 4001 of ERISA.

                  "Eurodollar Loan" shall mean a loan hereunder at such time as it is made or maintained at a rate of interest based on the Eurodollar Rate.

                  "Eurodollar Rate" shall mean for each Interest Period the rate per annum, adjusted as provided in the following sentence, at which U.S. dollar deposits are offered to the Bank's Eurodollar lending office (the "Lending office") in the interbank eurodollar market in which such Lending office customarily deals as at the relevant local time of such Lending office, two (2) Working Days prior to the first day of such Interest Period for delivery on the first day of such Interest Period, for the number of days in such Interest Period in an amount equal to, for each Eurodollar Loan, the amount of such Eurodollar Loan which will be outstanding during such Interest Period. The interest rate determined under this paragraph shall be adjusted by dividing such interest rate by the number equal to 1.00 minus the blended rate (expressed as a decimal fraction) of reserves which are required to be maintained (or which will be required to be maintained), under Regulation D as in effect on the date of determination of such interest rate, against "Eurocurrency liabilities" (as defined in Regulation D) from time to time during the period for which the interest is determined. As used in this definition, "relevant local time" shall mean 11:00 A.M. local time in London, England when the Lending office operates on London time or 10:00 A.M. New York time when the Lending office operates on New York time.

                  "Event of Default" shall mean any of the events specified in
         Section 7 hereof, provided that any requirement for the giving of notice or the lapse of time or both has been satisfied.

                  "Existing Term Loan" shall mean the existing loan between the Company and the Bank dated November 30, 1992, as amended from time to time.

                  "Existing Term Loan Note" shall mean the promissory note of the Company evidencing the Existing Term Loan.

                  "Fixed Rate Loans" shall mean Eurodollar Loans and Match Rate Loans.

                  "GAAP" shall mean Generally Accepted Accounting Principles.

                  "Generally Accepted Accounting Principles" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board ("FASB") or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, operations and cash flows of the Company and its Subsidiaries, except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Company and the Bank relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Bank, of the independent accountants selected by the Company and approved by the Bank for the purpose of auditing the periodic financial statements of the Company.

                  "Guarantor" or "Guarantors" shall mean PDI, C&C, any Subsidiary hereafter formed and Futurebiotics, Inc. if required to guaranty the obligations of the Company pursuant to Section 6.5(h).

                  "Guaranty" or "Guaranties" shall mean the guaranty or guaranties executed and delivered by the Guarantors pursuant to this Agreement.

                  "Hazardous Materials" shall mean, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et. seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.

                  "Insolvency" shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

                  "Insolvent" shall pertain to the condition of Insolvency.

                  "Interest Period" shall mean (i) with respect to any Eurodollar Loan, initially, the period commencing on the date of borrowing with respect to such Eurodollar Loan and ending one, two or three months thereafter as selected by the Company in its notice of borrowing as provided in Section 2.3 or 2A.2 and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Company by irrevocable notice to the Bank not less than three (3) Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan; and

                  (ii) with respect to any Match Rate Loan the period commencing on the date of such Match Rate Loan and ending on such date as the Company may elect after being advised by the Bank as to what maturities are available with respect to the Match Rate Loan being requested at that time;

         provided that, all of the foregoing provisions relating to the Interest Periods are subject to the following:

                           (A) no Interest Period shall end later than the
                  Termination Date or the Maturity Date, as applicable;

                           (B) if any Interest Period pertaining to a Match Rate
                  Loan would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day;

                           (C) if any Interest Period pertaining to a Eurodollar
                  Loan would end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

                           (D) any Interest Period pertaining to a Eurodollar
                  Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month;

                           (E) if any requested Interest Period includes a day
                  on which an installment of principal of the Eurodollar Loan or Match Rate Loan is due and payable but does not begin or end on such date, then the requested Eurodollar Loan or Match Rate Loan shall have an Interest Period (if available) ending on or before such payment date.

                  "Investment" shall mean any stock, evidence of debt or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor, including without limitation the guaranty of loans made to others (except for current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms in the ordinary course of business), to another Person, and any purchase of (i) any security of another Person or (ii) any business or undertaking of any Person or any commitment or option to make any such purchase, or any other investment.

                  "Letter of Credit Outstandings" shall mean the aggregate sum of the amounts available to be drawn under letters of credit issued by the Bank for the account of the Company and any Guarantor and the amounts of unreimbursed drawings under such letters of credit.

                  "Lien" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

                  "Loan" or "Loans" shall mean one or more of the Revolving Credit Loans or the Term Loan as the context may require and includes Prime Rate Loans, Eurodollar Loans and Match Rate Loans.

                  "Loan Documents" shall mean any and all of the Agreement, the Notes, the Security Agreement, the Guaranty, any agreements or documents referred to in Section 3 hereof and all other documents and instruments executed in connection herewith.

                  "Match Funded Rate" shall mean, with respect to any Match Rate Loan for any Interest Period, that rate which is quoted to the Company by the Bank, upon the Company's inquiry therefore, as the Bank's match funded rate for the Loan.

                  "Match Rate Loan" shall mean a Loan which is bearing interest at a rate based on the Match Funded Rate in accordance with the provisions of Section 2A.5(c) hereof.

                  "Material Adverse Change" shall mean, with respect to any Person, (i) a material adverse change in the financial condition, business, operations, properties or assets of such Person or (ii) the occurrence of any event with respect to such Person which could have a material adverse effect on the ability of such Person to perform its obligations under the Loan Documents.

                  "Maturity Date" shall mean the last Business Day of August, 2000.

                  "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Note" or "Notes" shall mean either or both of the Revolving

         Credit Note or the Term Loan Note (as the context may require) and all attachments thereto described in Section 2.2 and 2A.3 hereof, respectively.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, government authority or other entity of whatever nature.

                  "Plan" shall mean at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an employer as defined in Section 3(5) of ERISA.

                  "Prime Rate" shall mean the rate of interest announced from time to time by the Bank at its principal office in New York as its prime rate.

                  "Prime Rate Loan" shall mean a loan hereunder at such time as it is made or maintained at a rate of interest based on the Prime Rate.

                  "Prohibited Transaction" shall mean any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

                  "Regulation D" shall mean Regulation D of the Board of Governors, as the same may be amended and in effect from time to time.

                  "Regulation G" shall mean Regulation G of the Board of Governors, as the same may be amended and in effect from time to time.

                  "Regulation T" shall mean Regulation T of the Board of Governors, as the same may be amended and in effect from time to time.

                  "Regulation U" shall mean Regulation U of the Board of Governors, as the same may be amended and in effect from time to time.

                  "Regulation X" shall mean Regulation X of the Board of Governors, as the same may be amended and in effect from time to time.

                  "Reorganization" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

                  "Reportable Event" shall mean any of the events set forth in
         Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss.2615.

                  "Revolving Credit Loan" shall mean each and any of the revolving credit loans referred to in Section 2.1 hereof.

                  "Revolving Credit Note" shall mean a promissory note of the Company payable to the order of the Bank, in substantially the form of Exhibit A annexed hereto, evidencing the indebtedness of the Company to the Bank resulting from the Revolving Credit Loans made by the Bank to the Company pursuant to this Agreement.

                  "Security Agreement" shall mean the security agreement referred to in Section 3.1(c) and Section 3.3(c) hereof.

                  "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Subordinated Debt" shall mean all indebtedness of a Person, the repayment of which the obligee has agreed in writing, on terms approved in advance by the Bank in writing, shall be subordinated in right of payment to all indebtedness of such Person to the Bank.

                  "Subsidiary" shall mean with respect to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) in the case of a partnership or joint venture, of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

                  "Termination Date" shall mean the earlier of May 31, 1998 or the date the Commitment may be terminated.

                  "Term Loan" shall have the meaning assigned in Section 2A.1 hereof.

                  "Term Loan Note" means a promissory note of the Company payable to the order of the Bank, in substantially the form of Exhibit B annexed hereto, evidencing the indebtedness of the Company to the Bank resulting from the Term Loan made by the Bank to the Company pursuant to this Agreement.

                  "Working Day" shall mean any day on which dealings in foreign currencies and exchange between banks may be carried on in the places where the Bank's eurodollar lending office is located and in New York.


         1.2 Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in the Notes, the Loan Documents, certificates, reports or other documents made or delivered pursuant to this Agreement unless the context shall otherwise require.

         1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

SECTION 2. AMOUNT AND TERMS OF THE REVOLVING CREDIT LOANS

         2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, the Bank agrees to make Revolving Credit Loans to the Company at any time and from time to time on or after the date hereof, to and including the Termination Date, in an aggregate principal amount outstanding at any one time up to but not exceeding the difference between (i) $7,000,000.00 (herein, as the same may be reduced from time to time pursuant to Section 2.5 hereof, called the "Commitment") and (ii) the Letter of Credit Outstandings. The Company may use the Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions of this Agreement.

         2.2 The Revolving Credit Note. The Company shall execute and deliver to the Bank a restated Note in substitution and exchange for, but not in payment of the preceding revolving credit note, substantially in the form annexed hereto as Exhibit A, with appropriate insertions therein. The restated Note shall be used to evidence each borrowing, repayment and reborrowing hereunder. Interest on the restated Note shall be payable as follows:

                  (a) Each Prime Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Prime Rate. Interest on Prime Rate Loans shall be payable monthly on the first Business Day of each month commencing on the first such date after a Prime Rate Loan is made and upon payment or prepayment in full of the unpaid principal amount thereof.

                  (b) Each Eurodollar Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to 2% above the Eurodollar Rate. Interest on each Eurodollar Loan shall be payable on the last day of each Interest Period applicable thereto, and upon payment or prepayment in full of the unpaid principal amount thereof. If applicable, interest on each Eurodollar Loan with an Interest Period greater than one month shall also be payable on the first Business Day of each month from the date of such Eurodollar Loan, and on the first Business Day of each month thereafter.

                  (c) The unpaid principal amount of all Prime Rate Loans and Eurodollar Loans shall be payable on the Termination Date. If all or a portion of any principal amount of any loan shall not be paid when due (whether as stated, by acceleration or otherwise), such loan, if a

         Eurodollar Loan, shall be converted to a Prime Rate Loan at the end of the relevant Interest Period applicable thereto, and any such overdue principal amount shall bear interest at a rate per annum which is 2% above the rate which would otherwise be applicable pursuant to the terms of this Section 2.2.

         2.3 Notice of Borrowing. The Company shall give the Bank prior telephonic notice followed by written, telegraphic or tested telex confirmation of the date, the borrowing option, the applicable Interest Period, if any, and the amount of each borrowing pursuant to the Commitment at least by 11:00 a.m. on the borrowing date of any Prime Rate Loan, and at least three (3) Working Days prior to the borrowing date of any Eurodollar Loan. On the date specified in such notice, the Bank will make the amount then to be loaned by it available to the Company by credit to an account of the Company maintained with the Bank, in immediately available funds. Each borrowing pursuant to the Commitment shall be in an aggregate principal amount of $100,000 or any whole multiple thereof for Prime Rate Loans, and $250,000 or any whole multiple thereof for Eurodollar Loans. At least two (2) Working Days prior to the last day of any Interest Period with respect to such Eurodollar Loan, the Company may give the Bank notice of its election to continue such Eurodollar Loan, specifying the resulting Interest Period. If the Company shall fail to give such notice, any loan affected thereby shall be automatically converted to a Prime Rate Loan at the end of such Interest Period. Upon at least three (3) Working Days' prior written notice, the Company may give the Bank notice of its election to convert a Prime Rate Loan to a Eurodollar Loan, specifying the resulting Interest Period. No Eurodollar Loan may be continued as such and no Prime Rate Loan may be converted to a Eurodollar Loan when any Default or Event of Default has occurred and is continuing, but any such Eurodollar Loan shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period applicable thereto, and any such Prime Rate Loan shall be continued as a Prime Rate Loan, as the case may be.

         2.4 Commitment. The Company agrees to pay to the Bank a commitment fee for the period from and including the date hereof to and including the Termination Date, computed at the rate of 1/4 of 1% per annum on the average daily unused portion of the Commitment in effect during the period for which payment is made. Such commitment fee shall be payable to the Bank on the last day of each March, June, September and December, and on the Termination Date.

         2.5 Termination or Reduction of Commitment; Acceleration of Termination Date. The Company shall have the right, upon not less than three (3) Business Days prior written notice to the Bank, to terminate the Commitment in whole at any time or to reduce the Commitment in part from time to time, or to accelerate the Termination Date, provided that (a) any reduction of the Commitment shall be accompanied by prepayment, together with accrued interest on the amount so prepaid and any payment required by Section 2.12(iv), to the extent, if any, that the aggregate unpaid principal amount of the Revolving Credit Note exceeds the Commitment as then reduced, (b) any termination of the Commitment shall be accompanied by payment in full of the unpaid principal amount of the Revolving

Credit Note, together with accrued interest thereon and any payment required by
Section 2.12(iv), and the payment of any commitment fee then accrued hereunder, and (c) any acceleration of the Termination Date shall be accompanied by the payment of any commitment fee then accrued hereunder and any payment required by
Section 2.12(iv). Any partial reduction shall be in an aggregate principal amount of $50,000 or a multiple thereof and shall reduce permanently the Commitment then in effect hereunder. The Commitment, once reduced or terminated, shall not be increased or reinstated, as the case may be.

         2.6 Changes in Capital Requirements. If after the date hereof, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank will promptly notify the Company of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 2.6.

         2.7 Voluntary Prepayments. (a) The Company may prepay any Prime Rate Loan without premium or penalty in whole at any time or in part from time to time, and any Eurodollar Loan without premium or penalty in whole or in part on the last day of any Interest Period applicable thereto. Eurodollar Loans may not be prepaid during an Interest Period without the prior written consent of the Bank. Partial prepayments of the Revolving Credit Note shall be in the principal amount of $25,000 or multiples thereof if repayment is of a Prime Rate Loan, and $250,000 or multiples thereof if repayment is of a Eurodollar Loan, together with payment of accrued interest thereon to the date of the prepayment (and, if applicable, the payment required by Section 2.12 (iv)).

         (b) The Company shall give to the Bank at least three (3) Business Days prior written, telegraphic or tested telex notice of any repayment or prepayment, specifying the date and the amount thereof.

         2.8 Computation of Interest and Commitment Fee; Payments. Commitment fees, if any, and interest shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on the Revolving Credit Note resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. All payments (including prepayments) by the Company on account of principal and interest on the Loans and the commitment fee and balance deficiency fee hereunder shall be made to the Bank at its office located at 395 North Service Road, Melville, New York 11747 in lawful money of the United States of America in immediately available funds. If any payment on a Prime Rate Loan becomes due and payable on a day other than a Business Day the maturity thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

         2.9 Inability to Determine Rate. If with respect to any Interest Period pertaining to a Eurodollar Loan, the Bank determines that extraordinary circumstances affecting the relevant market make it impracticable to ascertain the interest rate applicable for such Interest Period, the Bank shall promptly notify the Company of such determination and no additional Eurodollar Loans shall be made nor shall there be any conversions thereto until such notice is withdrawn. If any Eurodollar Loan is outstanding on the date of such notice and such notice has not been withdrawn on the last day of the then current Interest Period applicable thereto, the Company may on the last day of such Interest Period either convert such Eurodollar Loan to a loan maintained at an alternate rate of interest available hereunder or prepay the outstanding principal balance thereof and accrued interest thereon in full.

         2.10 Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the Commitment hereunder to make Eurodollar Loans or convert Prime Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) loans then outstanding as Eurodollar Loans, if any, shall be converted to Prime Rate Loans on the last day of the Interest Period applicable thereto or within such earlier period as required by law. The Company hereby agrees to promptly pay to the Bank, upon its demand, any amounts required by Section 2.12(iv) resulting from a prepayment of a Eurodollar Loan.

         2.11 Requirements of Law. In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

                  (i) does or shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, its Commitment, the Revolving Credit Note or any Loans made hereunder, or change the basis of taxation of payments to the Bank of principal, commitment fee, interest or any other amount payable hereunder
         (except for changes in the rate of any tax presently imposed on the Bank);

                  (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of the Eurodollar Rate hereunder;

                  (iii) does or shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining commitments, advances or extensions of credit to the Company or to reduce any amount receivable from the Company thereunder then, in any such case, the Company shall promptly pay to the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable which the Bank deems to be material as determined by the Bank with respect to this Agreement, its Commitment, the Note or the Loans made hereunder. If the Bank becomes entitled to claim any additional amounts pursuant to this Section 2.11, it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by the Bank to the Company shall be conclusive in the absence of manifest error.

         2.12 Indemnification. The Company agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (i) default by the Company in payment when due of the principal amount of or interest on any Eurodollar Loan, (ii) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Company in making any prepayment after the Company has given a notice thereof in accordance with the provisions of this Agreement, or (iv) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss (including lost profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Note and all other amounts payable hereunder.

         2.13 Use of Proceeds. (a) No part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Bank, the Company will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U and to the foregoing effect. No part of the proceeds of the Revolving Credit Loans will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation G, T, U or X.

         (b) The proceeds of the Revolving Credit Loans shall be used for working capital purposes (and not for acquisitions).

         2.14 Balance Deficiency Fees. (a) The Company agrees to pay to the Bank a balance deficiency fee equal to the average daily balance deficiency percentage (as hereinafter defined) of the amount, if any, by which the average daily amount of free available balances in non-interest bearing accounts maintained by the Company and its Subsidiaries with the Bank is less than $100,000; provided, that the amount of any balance deficiency fee payable hereunder which is deemed to be interest under applicable law shall not exceed an amount which, when taken together with any other amounts of interest under applicable law, will exceed an amount equal to interest on the loans hereunder computed as provided in this Agreement at the maximum rate of interest permitted by such applicable law. Such balance deficiency fee shall be payable quarterly on the last day of each March, June, September and December, commencing on the first such date after the date of this Agreement, and on the last day of the calendar month following the calendar month in which payment or prepayment in full is made under this Agreement, for the three-month period or portion thereof ending on the last day of the calendar month next preceding the calendar month in which such payment is due.

         (b) The term "balance deficiency percentage" as used herein shall mean a fluctuating rate per annum equal to 3/4% above the Prime Rate.

         (c) It is understood that nothing in this Agreement shall obligate the Company to maintain balances with the Bank.

         2.15 Authorization to Debit Company's Account. The Bank is hereby authorized to debit the Company's account maintained with the Bank for (i) all scheduled payments of principal and/or interest under the Revolving Credit Note, and (ii) the commitment fee, the balance deficiency fee and all other amounts due hereunder; all such debits to be made on the days such payments are due in accordance with the terms hereof.

         2.16 Default Interest. Upon the occurrence and during the continuation of a Default, the Company shall pay interest on all amounts owing under the Revolving Credit Note and this Agreement (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed and a year of 360 days) equal to 2% in excess of the interest rate otherwise in effect hereunder.


         2.17 Interest Adjustments. (a) If the provisions of this Agreement or the Revolving Credit Note would at any time otherwise require payment by the Company to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law the interest payments shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under the Revolving Credit Note in an amount less than the amount otherwise provided, such deficit (hereinafter called the "Interest Deficit") will cumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to the Bank hereunder and under the Revolving Credit Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by applicable law.

         (b) To the extent permitted by law, the amount of the Interest Deficit shall be treated as a prepayment penalty and paid in full at the time of any optional prepayment by the Company to the Bank of all outstanding Loans. The amount of the Interest Deficit relating to the Revolving Credit Note at the time of any complete payment of the Revolving Credit Note at that time outstanding (other than an optional prepayment thereof) shall be canceled and not paid.

         2.18 Participations, Etc. The Bank shall have the right at any time, with or without notice to the Company, to sell, assign, transfer or negotiate all or any part of the Revolving Credit Note or the Commitment or grant participations therein to one or more banks (foreign or domestic, including an affiliate of the Bank), insurance companies or other financial institutions, pension funds or mutual funds. The Company and the Guarantors agree and consent to the Bank providing financial and other information regarding their business and operations to prospective purchasers or participants and further agree that to the extent that the Bank should sell, assign, transfer or negotiate all or any part of the Revolving Credit Note or the Commitment, the Bank shall be forever released and discharged from its obligations under the Revolving Credit Note, the Commitment and this Agreement to the extent same is sold, assigned, transferred or negotiated. The Bank shall have the right, at any time and from time to time, to pledge the Revolving Credit Note to any Federal Reserve Bank.

                  SECTION 2A. AMOUNT AND TERMS OF THE TERM LOAN

         2A.1 The Term Loan. (a) The Bank agrees, on the Drawdown Dates, and on the terms and conditions and in reliance upon the representations and warranties hereinafter set forth in this Agreement, to lend to the Company the maximum principal amount of Four Million ($4,000,000.00) Dollars, and the Company agrees to borrow such amount from the Bank by executing and delivering to the Bank the Term Loan Note. The Term Loan, or portions thereof, shall be a Prime Rate Loan or a Fixed Rate Loan (or a combination thereof) as the Company may request subject to and in accordance with Section 2A.2 hereof. The Bank may at its option make any Eurodollar Loan by causing a foreign branch or affiliate to make such Loan, provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of the

Term Loan Note.

         (b) The Company shall give the Bank irrevocable written telex, telephonic (immediately confirmed in writing) or facsimile notice at least three
(3) Business Days prior to any Drawdown. On the date specified in such notice, and provided the Company has satisfied all of the conditions of Sections 3.3 and 3.4, the Bank will make the Drawdown available to the Company by credit to an account of the Company maintained with the Bank, in immediately available funds. Each Drawdown shall be in the minimum amount of $100,000 or the remaining available principal amount of the Term Loan, if less.

         2A.2 Notice of Term Loan Designations. (a) The Company may elect to designate the Term Loan (or a portion thereof) as a Prime Rate Loan or a Fixed Rate Loan by so specifying in the irrevocable notice given pursuant to this
Section 2A.2; provided, however, that each Fixed Rate Loan for any specific Interest Period shall be in the minimum principal amount of $500,000.00.

         (b) The Company shall give the Bank irrevocable written, telex, telephonic (immediately confirmed in writing) or facsimile notice (i) at least three (3) Business Days' prior to each election to designate the Term Loan (or a portion thereof) as a Eurodollar Loan, (ii) such notice as the Bank may, in its sole discretion require from time to time, to designate the Term Loan (or a portion thereof) as a Match Rate Loan (subject to availability) and (iii) prior to 11:00 a.m. on the day of such Loan of each election to designate the Term Loan (or a portion thereof) as a Prime Rate Loan, in each case specifying the date (which shall be a Business Day) thereof and the aggregate principal amount and, if any portion thereof is to consist of one or more Fixed Rate Loans, the respective principal amounts and Interest Periods for each such Fixed Rate Loan; provided that:

                  (i) if the Company shall fail to specify the duration of an Interest Period with regard to any Eurodollar Loan in its notice, the Interest Period shall be for a period of one month; and

                  (ii) if the Company shall request a Match Rate Loan when such Loans are not available, fail to specify the duration of the Interest Period with regard to a requested Match Rate Loan or fail to specify the type of Loan requested, the request shall be deemed to be a request for a Prime Rate Loan.

         2A.3 Term Loan Note. The Term Loan shall be evidenced by the Term Loan Note of the Company. The Term Loan Note shall be dated as of the first Drawdown Date and shall mature on the Maturity Date at which time the entire outstanding principal balance and all interest thereon shall be due and payable. The Bank shall record on the Term Loan Note the date and amount of each Drawdown, which absent manifest error, shall be conclusive evidence of each Drawdown. The Term Loan Note shall be entitled to the benefits and subject to the provisions of this Agreement.

         2A.4 Repayment of Term Loan Note. The principal balance of the Term Loan Note shall be payable in twenty (20) quarterly installments, each due on the last Business Day of each November, February, May and August of each year, beginning on the last Business Day of November, 1995. Each of the first nineteen
(19) such quarterly principal installments shall be in the amount of Two Hundred Thousand ($200,000.00) Dollars and the twentieth (20th) such quarterly principal installment shall be in an amount equal to the then outstanding principal balance of the Term Loan Note.

         2A.5 Payment of Interest on the Term Loan Note. (a) In the case of a Prime Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Prime Rate. Such interest shall be payable on the first Business Day of each month commencing on the first such date after the date of such Prime Rate Loan, on the Maturity Date and upon payment or prepayment of such Prime Rate Loan. Any change in the rate of interest on the Term Loan Note due to a change in the Prime Rate shall take effect as of the date of such change in the Prime Rate.

         (b) In the case of a Eurodollar Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to 2% above the Eurodollar Rate. Such interest shall be payable on the last day of each Interest Period applicable thereto, on the first Business Day of each month and on the Maturity Date. The Bank shall determine the rate of interest applicable to each requested Eurodollar Loan for each Interest Period at 11:00 a.m., New York City time, or as soon as practicable thereafter, two (2) Working Days prior to the commencement of such Interest Period and shall notify the Company of the rate of interest so determined. Such determination shall be conclusive absent manifest error.

         (c) In the case of a Match Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Match Funded Rate. Such interest shall be payable on the first Business Day of each month, commencing with the first such date after the date of such Match Rate Loan, on the Maturity Date and on the last day of each Interest Period applicable thereto. In the event Match Rate Loans are available, the Bank shall determine the Match Funded Rate applicable to each requested Match Rate Loan for each Interest Period at 11:00 a.m., New York City time, or as soon as practicable thereafter, on the day of the making of such Match Rate Loan, and shall notify the Company of the Match Funded Rate so determined. Such determination shall be conclusive absent manifest error.

         2A.6 Conversion and Continuation of Loans. The Company shall have the right, at any time, on three (3) Business Days or three (3) Working Days, as applicable, prior irrevocable written notice to the Bank (which notice, to be effective, must be received by the Bank not later than 10:00 a.m., New York City time, on the third (3rd) Business Day or Working Date, as applicable, preceding the date of any continuation or conversion), (i) to continue any Fixed Rate Loan or portion thereof into a subsequent Interest Period (subject to availability) or (ii) to convert any Fixed Rate Loan or portion thereof at the expiration of an Interest Period with respect thereto into a Fixed Rate Loan of a different type (subject to availability), and (iii) to convert a Prime Rate Loan into a Fixed Rate Loan (subject to availability), subject to the following:

         (a) no Event of Default shall have occurred and be continuing at the time of any proposed conversion or continuation;

         (b) in the case of a continuation or conversion of fewer than all Loans, the aggregate principal amount of each Fixed Rate Loan continued or converted shall be in the minimum amount of $500,000.00;

         (c) each continuation or conversion shall be effected by the Bank applying the proceeds of the new Loan to the Loan (or portion thereof) being continued or converted;

         (d) if the new Loan made as a result of a continuation or conversion shall be a Fixed Rate Loan, the first Interest Period with respect thereto shall commence on the date of continuation or conversion;

         (e) each request for a Eurodollar Loan which shall fail to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month;

         (f) unless sufficient Prime Rate Loans are outstanding or other Fixed Rate Loans are outstanding with Interest Periods expiring prior to the next scheduled installment payment of the Term Loan Note, and are sufficient to enable the Company to make such installment payment, any Fixed Rate Loan, a portion of which is required to be repaid on any such installment payment date shall be automatically converted at the end of such Interest Period into a Prime Rate Loan;

         (g) any request for a Match Rate Loan which shall fail to state an Interest Period or which shall be made when such Loans are not available shall be deemed to be a request for a Prime Rate Loan; and

         (h) in the event that the Company shall not give notice to continue a Fixed Rate Loan as provided above, such Loan shall automatically be converted into a Prime Rate Loan at the expiration of the then current Interest Period.

         2A.7 Use of Proceeds. The proceeds of the Term Loan shall be used by the Company to (i) partially refinance existing indebtedness of $3,000,000.00 of the Revolving Credit Loan; (ii) finance leasehold improvements to be made to 300 Oser Avenue, Hauppauge, New York and 145 Ricefield Lane, Hauppauge, New York;
(iii) partially finance the purchase of a packaging line; and (iv) replenish approximately $250,000.00 of the Company's working capital utilized by the Company in connection with the purchase of capital equipment. No part of the proceed of the Term Loan will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation G, T, U, or X.

         2A.8 Voluntary Prepayment. (a) The Company shall have the right at any time and from time to time to prepay any Prime Rate Loan, in whole or in part, without premium or penalty on the same day on which telephonic notice is given to the Bank (immediately confirmed in writing) of such prepayment provided, however, that each such prepayment shall be on a Business Day and shall be in an aggregate principal amount which is an integral multiple of $25,000.00.

         (b) The Company shall have the right at any time and from time to time, subject to the provisions hereof and of Section 2A.9, to prepay any Eurodollar Loan, in whole or in part, on three (3) Business Days prior irrevocable written notice to the Bank, provided, however, that such prepayment may only be made on the last day of the applicable Interest Period and shall be in an aggregate principal amount which is an integral multiple of $25,000.00.

         (c) The Company shall have the right at any time and from time to time, subject to the provisions hereof and of Section 2A.9, to prepay any Match Rate Loan, in whole or in part upon at least three (3) Business Days prior irrevocable written notice to the Bank; provided, however, that each such prepayment shall be on a Business Day and shall be in an aggregate principal amount which is an integral multiple of $25,000.00.

         (d) The notice of prepayment under this Section 2A.8 shall set forth the prepayment date and the principal amount of the Loan being prepaid and shall be irrevocable and shall commit the Company to prepay such Loan by the amount and on the date stated therein. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Each prepayment under this Section 2A.8 shall be applied first towards unpaid interest on the amount being prepaid and then towards the principal in whole or partial prepayment of Loans by the Company. In the absence of such specification, amounts being prepaid shall be applied first to any Prime Rate Loan then outstanding and then to Match Rate Loans in the order of the expiration of their respective Interest Periods. Eurodollar Loans may be prepaid only in accordance with the provisions of paragraph (b) above. All partial prepayments of the Term Loan shall be applied to installments of principal in the inverse order of maturity.

         2A.9 Reimbursement by Company. (a) The Company shall reimburse the Bank upon the Bank's demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any prepayment or conversion of any Match Rate Loan required or permitted by this Agreement, if such Loan is prepaid or converted (whether voluntarily or by acceleration) other than on the last day of the Interest Period for such Loan, or if the Company fails to borrow the Match Rate Loan (or is not able to borrow because of an Event of Default or for any other reason hereunder) after having given the irrevocable notice provided by Sections 2A.2 and 2A.6 of this Agreement. Such loss shall be the product of (i) the difference as determined by the Bank between (x) the rate of interest applicable to such Match Rate Loan being prepaid or converted for the remainder of the Interest Period and (y) the rate of interest payable on United States Treasury obligations in an amount and with a maturity similar to such Loan or Loans times (ii) the aggregate amount of principal so prepaid or converted times
(iii) the number of days remaining in the applicable Interest Period divided by

360 days.

         (b) The Company shall reimburse the Bank upon the Bank's demand for any loss, cost or expense incurred or to be incurred by it (in the Bank's determination) as a result of any prepayment or conversion (whether voluntarily or by acceleration) of any Eurodollar Loan other than on the last day of the Interest Period for such Loan, or if the Company fails to borrow the Eurodollar Loan (or is not able to borrow because of an Event of Default or for any other reason hereunder) after having given the irrevocable notice provided by Sections 2A.2 or 2A.6 of this Agreement. Such reimbursement shall include, but not be limited to, any loss, cost or expense incurred by the Bank in obtaining, liquidating or redeploying any funds used or to be used in making or maintaining the Eurodollar Loan.

         2A.10 Requirements of Law. In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

                  (i) does or shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Term Loan Note or the Term Loan made hereunder, or change the basis of taxation of payments to the Bank of principal, interest or any other amount payable hereunder (except for changes in the rate of any tax presently imposed on the Bank);

                  (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of the Eurodollar Rate or Match Funded Rate hereunder;

                  (iii) does or shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining advances or extensions of credit to the Company or to reduce any amount receivable from the Company thereunder then, in any such case, the Company shall promptly pay to the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable which the Bank deems to be material as determined by the Bank with respect to this Agreement, the Term Loan Note or the Term Loan made hereunder. If the Bank becomes entitled to claim any additional amounts pursuant to this Section 2A.10, it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by the Bank to the Company shall be conclusive in the absence of manifest error.


         2A.11 Changes in Capital Requirements. If after the date hereof, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank will promptly notify the Company of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 2A.11.

         2A.12 Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Bank to make or maintain Fixed Rate Loans as contemplated by this Agreement, (a) the Bank's obligation hereunder to make Fixed Rate Loans or convert Prime Rate Loans to Fixed Rate Loans shall forthwith be canceled and (b) loans then outstanding as Fixed Rate Loans, if any, shall be converted to Prime Rate Loans on the last day of the Interest Period applicable thereto or within such earlier period as required by law. The Company hereby agrees to promptly pay to the Bank, upon its demand, any amounts required by Section 2A.9 resulting from a prepayment of a Fixed Rate Loan.

         2A.13 Indemnification. The Company agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (i) default by the Company in payment when due of the principal amount of or interest on any Fixed Rate Loan, (ii) default by the Company in making a borrowing of, conversion into or continuation of Fixed Rate Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement or (iii) default by the Company in making any prepayment after the Company has given a notice thereof in accordance with the provisions of this Agreement. This covenant shall survive the termination of this Agreement and the payment of the Term Loan Note and all other amounts payable hereunder.

         2A.14 Inability to Determine Rate. If with respect to any Interest Period pertaining to a Fixed Rate Loan, the Bank determines that extraordinary circumstances affecting the relevant market make it impracticable to ascertain the interest rate applicable for such Interest Period, the Bank shall promptly notify the Company of such determination and no additional Fixed Rate Loans shall be made nor shall there be any conversions thereto until such notice is withdrawn. If any Fixed Rate Loan is outstanding on the date of such notice and such notice has not been withdrawn on the last day of the then current Interest Period applicable thereto, the Company may on the last day of such Interest Period either convert such Fixed Rate Loan to a loan maintained at an alternate rate of interest available hereunder or prepay the outstanding principal balance thereof and accrued interest thereon in full.

         2A.15 Authorization to Debit Company's Account. The Bank is hereby authorized to debit the Company's account maintained with the Bank for (i) all scheduled payments of principal and/or interest under the Term Loan Note, and
(ii) all other amounts due hereunder; all such debits to be made on the days such payments are due in accordance with the terms hereof.

         2A.16 Default Interest. Upon the occurrence and during the continuation of a Default, the Company shall pay interest on all amounts owing under the Term Loan Note and this Agreement (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to two (2%) percent in excess of the interest rate otherwise in effect hereunder.

         2A.17 Payments. All payments by the Company hereunder or under the Term Loan Note shall be made in U.S. dollars in immediately available funds at the office of the Bank by 12:00 noon, New York City time on the date on which such payment shall be due. Interest on the Term Loan Note shall accrue from and including the date of each Loan to but excluding the date on which such Loan is paid in full or refinanced with a Loan of a different type.

         2A.18 Interest Adjustments. (a) If the provisions of this Agreement or the Term Loan Note would at any time otherwise require payment by the Company to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law the interest payments shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under the Term Loan Note in an amount less than the amount otherwise provided, such deficit (hereinafter called the "Interest Deficit") will cumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to the Bank hereunder and under the Term Loan Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by applicable law.

         (b) To the extent permitted by law, the amount of the Interest Deficit shall be treated as a prepayment penalty and paid in full at the time of any optional prepayment by the Company to the Bank of all or part of the Term Loan. The amount of the Interest Deficit relating to the Term Loan Note on the Maturity Date shall be cancelled and not paid.

         2A.19 Participations, Etc. The Bank shall have the right at any time, with or without notice to the Company, to sell, assign, transfer or negotiate all or any part of the Term Loan Note or grant participations therein to one or more banks (foreign or domestic, including an affiliate of the Bank), insurance companies or other financial institutions, pension funds or mutual funds. The Company and the Guarantor agree and consent to the Bank providing financial and other information regarding their business and operations to prospective purchasers or participants and further agree that to the extent that the Bank should sell, assign, transfer or negotiate all or any part of the Term Loan Note, the Bank shall be forever released and discharged from its obligations under the Term Loan Note and this Agreement to the extent same is sold, assigned, transferred or negotiated. Nothing herein shall prevent the Bank from pledging the Term Loan Note with a Federal Reserve Bank.

SECTION 3. CONDITIONS OF BORROWING

         3.1 Conditions of Initial Revolving Credit Loan. The obligation of the Bank to make the initial Revolving Credit Loan hereunder shall be subject to the fulfillment of the following conditions precedent:

                  (a) Legal Opinion. There shall have been delivered to the Bank on the date of such loan an opinion of Bernstein and Wasserman, Esqs., counsel to the Company, in form and substance satisfactory to the Bank, dated the date of the initial loan, to the same effect as Sections 4.1, 4.2, 4.3 and 4.4 hereof and to the further effect that this Agreement, the Revolving Credit Note, the Security Agreements, the Guaranties and any other Loan Document have been duly authorized, executed and delivered by a duly authorized officer of the Company and each Guarantor and, assuming due authorization and execution by the Bank, constitute valid obligations of the Company and the Guarantors, where applicable, legally binding upon them and enforceable (except as may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally) in accordance with their terms. The opinion shall also cover such other matters incident to the matters contemplated by this Agreement as the Bank shall reasonably require.

                  (b) Corporate Proceedings. The Company shall have furnished to the Bank (in form and substance satisfactory to the Bank) (i) a copy, certified by appropriate officers of the Company and the Guarantors on the date of such loan, of the resolutions of the respective Boards of Directors of the Company and the Guarantors authorizing all borrowings herein provided for, the Guaranties, and the execution, delivery and performance of this Agreement, the Revolving Credit Note, the Security Agreement, the Guaranties and any other Loan

         Document, (ii) copies of the by-laws and the certificates of incorporation of the Company and the Guarantors; (iii) copies of the good standing certificates for the Company and the Guarantors from the Secretary of State or equivalent officer of their respective states of incorporation and of each state in which the conduct of the Company's or such Guarantor's business requires qualification; and (iv) evidence of the authority of the Persons executing the Loan Documents on behalf of the Company and the Guarantors.

                  (c) Security Agreement. The Company and the Guarantors shall have each executed and delivered to the Bank a security agreement in form and substance satisfactory to the Bank and appropriate UCC financing statements as reasonably requested by Bank.

                  (d) Intentionally omitted.

                  (e) Guaranties. The Guarantors shall each have executed and delivered to the Bank its Guaranty.

                  (f) Customer List. The Company shall have delivered to the Bank a copy of the Company's customer list, certified by the President or Chief Financial Officer of the Company to be complete and accurate as of a date reasonably acceptable to the Bank.

         3.2 Conditions of All Revolving Credit Loans. The obligation of the Bank to make all Revolving Credit Loans to be made by it hereunder shall be subject to the following conditions precedent:

                  (a) Representations and Warranties; No Default. The representations and warranties contained in Section 4 hereof shall be true and correct on and as of the date of the making of such Loans, and no Default or Event of Default or event which with the passage of time or the giving of notice of both would constitute a Default or Event of Default shall have occurred and be continuing on such date. Each borrowing by the Company hereunder shall constitute a representation by the Company as of the date of each such borrowing that the conditions contained in the foregoing sentence have been satisfied.

                  (b) Legal Matters. All other instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank and its counsel, and counsel to the Bank shall have received copies of all documents which it may have reasonably requested in connection therewith.

         3.3 Conditions of the Initial Drawdown of the Term Loan. The obligation of the Bank to make the initial Drawdown of the Term

Loan hereunder shall be subject to the fulfillment of the following conditions precedent:

                  (a) Legal Opinion. There shall have been delivered to the Bank on the date of this Agreement or the date of such initial Drawdown an opinion of Bernstein and Wasserman, Esqs., counsel to the Company, in form and substance satisfactory to the Bank, dated such date, to the same effect as Sections 4.1, 4.2, 4.3 and 4.4 hereof and to the further effect that this Agreement, the Term Loan Note, the Security Agreements, the Guaranties and any other Loan Document have been duly authorized, executed and delivered by a duly authorized officer of the Company and each Guarantor and, assuming due authorization and execution by the Bank, constitute valid obligations of the Company and the Guarantors, where applicable, legally binding upon them and enforceable (except as may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally) in accordance with their terms. The opinion shall also cover such other matters incident to the matters contemplated by this Agreement as the Bank shall reasonably require.

                  (b) Corporate Proceedings. The Company shall have furnished to the Bank (in form and substance satisfactory to the Bank) (i) a copy, certified by appropriate officers of the Company and the Guarantors on such date, of the resolutions of the respective Boards of Directors of the Company and the Guarantors authorizing all borrowings herein provided for, the Guaranties, and the execution, delivery and performance of this Agreement, the Term Loan Note, the Security Agreements, the Guaranties and any other Loan Document, (ii) copies of the by-laws and the certificates of incorporation of the Company and the Guarantors; (iii) copies of the good standing certificates for the Company and the Guarantors from the Secretary of State or equivalent officer of their respective states of incorporation and of each state in which the conduct of the Company's or such Guarantor's business requires qualification; and (iv) evidence of the authority of the Person executing the Loan Documents on behalf of the Company and the Guarantors.

                  (c) Security Agreements. The Company and the Guarantors shall have each executed and delivered to the Bank a security agreement in form and substance satisfactory to the Bank and appropriate UCC financing statements as reasonably requested by Bank.

                  (d) Guaranties. The Guarantors shall each have executed and delivered to the Bank its Guaranty.

                  (e) Customer List. The Company shall have delivered to the Bank a copy of the Company's customer list, certified by the President or Chief Financial Officer of the Company to be complete and accurate as of a date reasonably acceptable to the Bank.

                  (f) Intentionally omitted.


                  (g) Personal Property Insurance. The Company shall have delivered to the Bank evidence of property damage insurance acceptable to the Bank covering the replacement value of all personal property of the Company and the Guarantors, in an amount satisfactory to the Bank and naming the Bank as "loss payee".

                  (h) Invoices, Bills and Contracts. The Company shall have delivered copies of all invoices, bills, contracts and paid receipts in connection with the capital expenditures and the leasehold improvements to be purchased, made or refinanced with the proceeds of the initial Drawdown of the Term Loan.

                  (i) Leases. The Bank shall have received and satisfactorily reviewed all lease agreements entered into by the Company and the Guarantors, including but not limited to, the lease agreement entered into by the Company and Park Associates in connection with the leased property located at 300 Oser Avenue, Hauppauge, New York.

                  (j) Amendment to Existing Term Loan. The Bank shall have received a properly executed amendment to the Existing Term Loan Agreement or other documentation satisfactory to the Bank which conforms the covenants therein to those contained in Article V, Article VI and Article VII herein.

                  (k) Quarterly Financial Statement. The Bank shall have received the management prepared consolidated financial statement of the Company for the three (3) month period ended February 28, 1995, prepared in accordance with GAAP.

                  (l) Intentionally omitted.

                  (m) Representations and Warranties; No Default. The representations and warranties contained in Section 4 hereof shall be true and correct on and as of the date of this Agreement and as of each Drawdown Date, and no Default or Event of Default or event which with the passage of time or the giving of notice of both would constitute a Default or Event of Default shall have occurred and be continuing on any of such dates.

                  (n) Legal Matters. All other instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement, shall be satisfactory in form and substance to the Bank and its counsel, and counsel to the Bank shall have received copies of all documents which it may have reasonably requested in connection therewith.

         3.4 Conditions of all Drawdowns. The obligation of the Bank to make all Drawdowns to be made by it hereunder shall be subject to the following conditions precedent:

                  (a) Representations and Warranties; No Default. The representations and warranties contained in Section 4 hereof shall be true and correct on and as of the date of the making of such Drawdown, and no Default or Event of Default or event which with the passage of time or the giving of notice of both would constitute a Default or Event of Default shall have occurred and be continuing on such date. Each request for a Drawdown by the Company hereunder shall constitute a representation by the Company as of the date of each such Drawdown that the conditions contained in the foregoing sentence have been satisfied.

                  (b) Invoices. The Bank shall have received copies of invoices, bills, contracts and paid receipts in connection with the capital expenditures and the leasehold improvements to be purchased, made or refinanced with the proceeds of the requested Drawdown.

                  (c) Legal Matters. All other instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank and its counsel, and counsel to the Bank shall have received copies of all documents which it may have reasonably requested in connection therewith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

         In order to induce the Bank to enter into this Agreement and to make the Loans herein provided for, the Company and the Guarantors hereby represent and warrant to the Bank that:

         4.1 Corporate Existence. The Company and the Guarantors are each duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has the corporate power to own its assets and to transact the business in which it is presently engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which failure to so qualify or be in good standing could result in a Material Adverse Change in the Company or such Guarantor.

         4.2 Corporate Power and Authorization. The Company and each Guarantor have the corporate power, authority and legal right to make, deliver and perform the Loan Documents to which it is a party and, with respect to the Company, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings hereunder and the Guaranties on the terms and conditions of this Agreement, the Notes, and the Guaranties. No consent of any other party (including stockholders of the Company or the Guarantors), and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents. The Loan Documents when delivered hereunder will have been duly executed and delivered on behalf of the Company and the Guarantors, as the case may be, and will be legal, valid and binding obligations of the Company and the Guarantors, as the case may be, enforceable against the Company or the Guarantors in accordance with their respective terms.

         4.3 No Legal Bar to Loans. The execution, delivery and performance of the Loan Documents will not violate any provision of any existing law or regulation or of any order or decree of any court or governmental instrumentality, or of the certificates of incorporation or by-laws of the Company or the Guarantors, or of any mortgage, indenture, contract or other agreement to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors or any of their property or assets may be bound, and will not result in the creation or imposition of any Lien on any of its properties pursuant to the provisions of such mortgage, indenture, contract or other agreement.

         4.4 No Material Litigation. Except as set forth on Schedule 4.4 hereto, no litigation or administrative proceedings of or before any court, tribunal or governmental body is presently pending, or, to the knowledge of the Company, threatened against the Company or any of the Guarantors or any of its or their properties or with respect to the Loan Documents which, if adversely determined, could result in, in the opinion of the Company, a Material Adverse Change in the Company or any of the Guarantors.

         4.5 No Default. Except as set forth on Schedule 4.5 hereto, neither the Company nor any of the Guarantors is in default in any material manner in the payment or performance of any of their obligations or in the performance of any contract, agreement or other instrument to which any of them is a party or by which any of them or any of their assets may be bound, and no Default hereunder has occurred and is continuing.

         4.6 Ownership of Properties; Liens. The Company and each of the Guarantors has good and marketable title to all of their properties and assets, real and personal, and none of such properties and assets are subject to any Lien except as permitted in Section 6.2 hereof and except as set forth on
Schedule 4.6 hereto.

         4.7 Taxes. The Company, each of the Guarantors and each Subsidiary has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against them (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the books of the Company, such Guarantor or such Subsidiary, as the case may be), and no tax liens have been filed and, to the best of the knowledge of the Company, no claims are being asserted with respect to any taxes.

         4.8 Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries as of November 30, 1994 and the related statements of income and retained earnings for the fiscal year ended on said date, certified by independent certified public accountants, heretofore furnished to the Bank, and the consolidated balance sheet of the Company and its Subsidiaries as of February 28, 1995, and the related statements of income and retained earnings for the fiscal quarter ended on such date, heretofore furnished to the Bank, each present fairly the financial condition of the Company and its Subsidiaries as at the dates of said balance sheets, and the results of their operations for such periods. All such financial statements have been prepared in accordance with GAAP and since the date of the annual financial statement mentioned above, there has been no Material Adverse Change in the Company or any of the Guarantors from that shown by said statement as of said date and since the date of the quarterly financial statement mentioned above, there has been no material increase in liabilities of the Company and its Subsidiaries. Neither the Company nor any of the Guarantors has any material obligation, liability or commitment, direct or contingent, which is not reflected in the foregoing financial statements (and the related notes thereto) as of said dates.

         4.9 Filing of Statements and Reports. The Company and each of the Guarantors have filed copies of all material statements and reports which, to the knowledge of the Company or each of the Guarantors, are required to be filed with any governmental authority, agency, commission, board or bureau.

         4.10 ERISA. The Company, each of the Guarantors, each Subsidiary and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither the Company, any of the Guarantors, any Subsidiary, nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a

Multiemployer Plan; the Company, each of the Guarantors, each Subsidiary and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan in accordance with the provisions of ERISA for calculating the potential liability of the Company, each of the Guarantors, any Subsidiary or any ERISA Affiliate to PBGC or the Plan under Title IV of ERISA; and neither the Company, any of the Guarantors, any Subsidiary nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

         4.11 Environmental Matters. The Company, each of the Guarantors and each Subsidiary are in compliance with all federal, state or local laws, ordinances, rules, regulations or policies governing Hazardous Materials and neither the Company, any Guarantor nor any Subsidiary has used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Company, any Guarantor or any Subsidiary in any manner which violates federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and that to the best of the Company's, Guarantors' and Subsidiaries' knowledge, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from or affecting such property in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

         4.12 Licenses, Permits, etc. The Company, each of the Guarantors and each Subsidiary possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and neither the Company, any of the Guarantors nor any Subsidiary are in violation of any similar rights of others.

         4.13 Material Agreements. Neither the Company nor any of the Guarantors is a party to any indenture, loan or credit agreement or any other agreement, lease or instrument or subject to any charter or corporate restriction the violation of which could result in a Material Adverse Change in the Company or such Guarantor.

         4.14 Margin Credit. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or in any other way which will cause the Company to violate the provisions of Regulations G, T, U or X.

         4.15 Use of Proceeds. The proceeds of each Loan shall be used for the purposes set forth in Section 2.13 and Section 2A.7 of this Agreement.

         4.16 Properties Affected. Neither the business nor the properties of the Company, any of the Guarantors or any Subsidiary are affected by any fire, explosion, accident, strike, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could result in a Material Adverse Change in the Company, such Guarantor or any Subsidiary.

         4.17 Guarantors. The liability of each Guarantor as a result of the execution of its Guaranty and the execution of this Agreement shall not cause the liabilities (including contingent liabilities) of such Guarantor to exceed the fair saleable value of its assets. Each Guarantor acknowledges it has derived or expects to derive a financial or other advantage from the Loans obtained by the Company from the Bank.

         4.18 Subsidiaries.  As of the date hereof, the Guarantors and

Futurebiotics, Inc. are the only existing Subsidiaries of the Company.

SECTION 5. AFFIRMATIVE COVENANTS

         The Company and each of the Guarantors hereby covenant that so long as the Notes remain outstanding and unpaid or so long as the Commitment remains unterminated, the Company and each of the Guarantors will, and shall cause any Subsidiary to, unless otherwise consented to in writing by the Bank:

         5.1 Financial Statements. Furnish to the Bank:

                  (a) as soon as available, but in any event not later than 120 days after the close of each fiscal year of the Company, a copy of the annual audit report for such fiscal year of the Company and its Subsidiaries, including therein the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, and related consolidated and consolidating statements of income and retained earnings of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal period, all in reasonable detail, prepared in accordance with GAAP, such consolidated financial statements being certified by independent certified public accountants of recognized standing selected by the Company and acceptable to the Bank and such consolidating financial statements being prepared by the chief financial officer of the Company;

                  (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the Company's 10Q reports for such fiscal quarter;

                  (c) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of such independent certified public accountants stating that in making the examination necessary for certifying such financial statements no knowledge was obtained of any Events of Default or Defaults hereunder, except as specifically indicated;

                  (d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Company stating that, to the best of his knowledge, the Company during such period has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement and in the Notes and that he has obtained no knowledge of any Events of Default or Defaults hereunder except as specifically indicated, with computations evidencing compliance with the covenants set forth in Sections 6.10, 6.11 and 6.12;


                  (e) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and promptly after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, any governmental authority, agency, commission, board or bureau;

                  (f) as soon as possible and in any event within 30 days after the Company knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Company or any Commonly Controlled Entity, or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan the Company shall deliver to the Bank a certificate of the chief financial officer of the Company setting forth the details thereof and the action the Company or the Commonly Controlled Entity proposes to take with respect thereto;

                  (g) within 30 days of the expiration date of each policy, updated copies of all insurance coverage binders; and

                  (h) promptly upon receipt thereof, copies of any reports submitted to the Company or any of the Guarantors by independent certified public accountants in connection with examination of the financial statements of the Company and its Subsidiaries made by such accountants;

                  (i) promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 5.1;

                  (j) no later than 30 days after the end of each fiscal quarter of the Company, an accounts receivable aging schedule, in form and substance satisfactory to the Bank;

                  (k) promptly, copies of all financial, legal or other information and/or documentation as the Bank may require pertaining to any acquisitions permitted under Section 6.5(d) of this Agreement in excess of $500,000; and

                  (l) promptly, such additional financial and other information as the Bank may from time to time reasonably request;

         5.2 Payment and Performance of Obligations. Perform and comply with each of the provisions of each and every agreement of which the failure to perform or comply could result in a Material Adverse Change in the Company or any of the Guarantors. Pay and discharge, and cause their Subsidiaries to pay and discharge, at or before maturity all of their respective obligations and liabilities, including without limitation tax liabilities, except where the same may be contested in good faith, and maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

         5.3 Maintenance of Properties; Insurance. Keep, and cause their Subsidiaries to keep, all properties useful and necessary in the business of the Company, the Guarantors and their Subsidiaries in good working order and condition; maintain, and cause their Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all their properties in such amounts as are proper in accordance with sound business practices against such risks as are usually insured against in the same general area and by companies engaged in the same or a similar business, including but without limitation, product liability insurance in an aggregate amount not less than (i) $5,000,000.00 at any time, such insurance to be in form and substance satisfactory to the Bank; pay, and cause their Subsidiaries to pay, all insurance premiums, and, upon written request, any other information as to the insurance carried.

         5.4 Notices. Promptly give notice in writing to the Bank of (a) the occurrence of any Default under this Agreement or of any default under any material instrument or other agreement of the Company, any of the Guarantors or any Subsidiary, (b) any litigation, proceeding, investigation or dispute which may exist at any time between the Company, any of the Guarantors or any Subsidiary and any governmental regulatory body which could result in a Material Adverse Change in the Company, any of the Guarantors or any Subsidiary, (c) all litigation and proceedings affecting the Company, any of the Guarantors or any Subsidiary in which the amount involved is $50,000 in excess of applicable insurance coverage or in which injunctive or similar relief is sought, and (d) the Company or any of the Guarantors establishing or contributing to any Plan.

         5.5 Conduct of Business and Maintenance of Existence. Continue, and cause their Subsidiaries to continue, to engage in business of the same general type as now conducted by the Company, the Guarantors and their Subsidiaries, and preserve, renew and keep in full force and effect their corporate existence and take all reasonable action to maintain their rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing herein contained shall prevent the Company, the Guarantors or any Subsidiary from discontinuing a part of its business which is not a substantial part of the business of the Company, such Guarantor or such Subsidiary if such discontinuance is in the opinion of the Board of Directors of the Company in the interest of the Company, such Guarantor or Subsidiary, and not disadvantageous to the Bank.

         5.6 Inspection of Property, Books and Records. Permit, and cause their Subsidiaries to permit, any representatives of the Bank to (a) visit and inspect any of their respective properties, (b) conduct an environmental audit of any of their respective properties and (c) except as otherwise provided in the Security

Agreement with respect to Customer Lists (as defined in the Security Agreement), examine and make abstracts from any of the books and records of the Company, any of the Guarantors and any Subsidiary at any reasonable time during normal business hours and as often as may reasonably be desired.

         5.7 Hazardous Material. The Company, each of the Guarantors and each Subsidiary shall not cause or permit any property owned or occupied by the Company, the Guarantors or any Subsidiary to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations nor shall the Company, the Guarantors or any Subsidiary cause or permit, as a result of any intentional or unintentional act or omission on the part of the Company, any of the Guarantors or any Subsidiary or any tenant or subtenant, a release of Hazardous Materials onto any property owned or occupied by the Company, the Guarantors or any Subsidiary or onto any other property. The Company, each of the Guarantors and each Subsidiary shall comply with all applicable federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, any and all approvals, registrations or permits required thereunder. The Company and each of the Guarantors shall execute any documentation required by the Bank in connection with the covenants contained herein. The Company and each of the Guarantors shall indemnify the Bank against any liability, loss, cost, damage or expense (including, without limitation, reasonable attorneys' fees) arising from
(a) the imposition or recording of a Lien by any local, state, or federal governments or governmental agency or authority pursuant to any federal, state or local statute or regulation relating to Hazardous Materials or the removal thereof; (b) claims of any private parties regarding violations of laws regulating Hazardous Materials; and (c) costs and expenses (including, without limitation, reasonable attorneys' fees and fees incidental to the securing of repayment of such costs and expenses) incurred by the Company, any of the Guarantors, a Subsidiary or the Bank in connection with the removal of any such Lien or in connection with compliance by the Company, any of the Guarantors, a Subsidiary or the Bank with any statute, regulation or order regulating Hazardous Materials.

         5.8 Subsidiary Guarantees. Cause any Subsidiary of the Company or any Guarantor hereafter formed to execute and deliver to the Bank a guarantee substantially in the form of Exhibit C hereto.

         5.9 Pension Funding. Comply with the following and cause each ERISA Affiliate of the Company, each Guarantor or any Subsidiary to comply with the following:

                  (i) engage solely in transactions which would not subject any of such entities to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in either case in an amount in excess of $25,000.00;


                  (ii) make full payment when due of all amounts which, under the provisions of any Plan or ERISA, the Company, either of any Guarantors, any Subsidiary or any ERISA Affiliate of any of same is required to pay as contributions thereto;

                  (iii) all applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder, including but not limited to Section 412 thereof, and all applicable rules, regulations and interpretations of the Accounting Principles Board and the Financial Accounting Standards Board;

                  (iv) not fail to make any payments in an aggregate amount greater than $25,000.00 to any Multiemployer Plan that the Company, any of the Guarantors, any Subsidiary or any ERISA

         Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

                  (v) not take any action regarding any Plan which could result in the occurrence of a Prohibited Transaction.

         5.10 Good Standing Certificate. Deliver to the Bank, within twenty (20) days of the date of this Agreement, a good standing certificate for C&C Enterprises, Inc. from the State of Delaware.

SECTION 6. NEGATIVE COVENANTS

         The Company and each of the Guarantors hereby covenant that so long as the Notes remain outstanding and unpaid or so long as the Commitment remains unterminated, neither the Company nor any of the Guarantors will, nor will they permit any Subsidiary to, directly or indirectly, without the prior written consent of the Bank:

         6.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist, any Consolidated Indebtedness, except (a) the Notes; (b) accounts payable (other than for borrowed money) incurred in the ordinary course of business as presently conducted, provided that the same shall not be overdue or, if overdue, are being contested in good faith and by appropriate proceedings; (c) indebtedness between Guarantors and between a Guarantor and the Company; (d) other indebtedness owing by the Company, any Guarantor or any Subsidiary on the date of this Agreement and which was reflected in the balance sheet referred to in Section 4.8 hereof provided same is not extended, renewed or refinanced; (e) Subordinated Debt; (f) other borrowings from the Bank; (g) indebtedness which constitutes the deferred purchase price of any property or assets, not in excess of $250,000.00 in any fiscal year of the Company (computed on a non-cumulative basis), (h) purchase money indebtedness incurred to finance specific Capital Expenditures, subject to the limitations of Section 6.2(g) of this Agreement with respect to purchase money mortgages and purchase money security interests; and (i) indebtedness resulting from notes issued by the Company in connection with and subject to the limitations of Section 6.5(d) of this Agreement, provided, however, that said indebtedness shall not exceed $6,000,000.00 in the aggregate at any time.

         6.2 Limitation on Liens. Create, incur, assume or suffer to exist, any Lien of any kind upon any of their property or assets, income or profits, whether now owned or hereafter acquired, except (a) the Liens existing as of the date of this Agreement referred to in the financial statements referred to in
Section 4.8 hereof, provided, however, that such Liens are not spread to cover other or additional indebtedness or property of the Company, any Guarantor or any Subsidiary; (b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company, a Guarantor or a Subsidiary, as the case may be, in accordance with GAAP; (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business for sums which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings; (d) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company, a Guarantor or a Subsidiary; (g) Liens covering real or personal property in existence at the time of acquisition thereof by the Company, a Guarantor or a Subsidiary, and purchase money mortgages and purchase money security interests (including the Lien or retained security title of a conditional vendor) covering real or personal property hereafter acquired by the Company, a Guarantor or a Subsidiary in the ordinary course of business, provided such Lien shall not exceed 100% of the purchase price of the property so encumbered and no such Lien covers, or is extended to cover, any other property owned by the Company, a Guarantor or a Subsidiary; (h) Liens in favor of the Bank; and (i) Liens granted in connection with Section 6.1(i), provided, however, that said Liens are granted solely on customer lists hereafter acquired by the Company and do not exceed a value of $6,000,000.00 in the aggregate during the term of this Agreement.

         6.3 Limitation on Contingent Obligations. Assume, guarantee, indorse or otherwise in any way be or become responsible or liable for the obligations of any Person (all such transactions being herein called "guarantees"), whether by agreement to purchase or repurchase obligations, or by agreement to supply funds for the purpose of paying, or enabling such entity to pay, any obligations (whether through purchasing stock, making a loan, advance or capital contributions or by means or agreeing to maintain or cause such Person to maintain, a minimum working capital or net worth of any such Person, or otherwise) in an aggregate amount exceeding $1,000,000.00, provided, however, that the aggregate amount permitted under this Section 6.3 and Section 6.5(e) of this Agreement shall not exceed $1,000,000.00 with respect to any one Person and $1,500,000.00 in the aggregate at any time, except (a) guarantees by indorsement of instruments for deposit or collection in the ordinary course of business, and
(b) guarantees in respect of indebtedness of Subsidiaries, provided that the indebtedness in respect of which such guarantees are given is permitted by subsection 6.1 hereof; and guarantees in favor of the Bank.

         6.4 Prohibition of Fundamental Changes. Enter into any transaction of merger or consolidation or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, including its accounts receivable, or stock or securities convertible into stock of any Subsidiary, or make any material change in the present method of conducting business, except that: (a) any Guarantor may be merged into, or consolidated with, the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more Guarantors and (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company.

         6.5 Limitation on Investments, Loans and Advances. Make or suffer to exist any advances or loans to, or Investments (by way of transfers of property, contributions to capital, acquisitions of stock, or securities or evidences of indebtedness, acquisitions of businesses or acquisitions of assets other than in the ordinary course of business, or otherwise), in, any Person except (a) Investments in certificates of deposit issued by any domestic commercial bank with a capital and surplus of at least $250,000,000.00 provided, however, that such certificates of deposit shall have a maturity of one year or less from the date of purchase; (b) investments in direct obligations of the United States of America or any agency thereof, or marketable obligations directly and fully guaranteed by the United States of America, provided, however, that any such obligations shall have a maturity of five years or less from the date of acquisition; (c) investments in money market mutual funds having assets in excess of $2,500,000,000.00; (d) investments in commercial paper, provided, however, that any such commercial paper shall have a maturity of one year or less from the date of acquisition and shall be rated at least "A-1" or the equivalent thereof by Standard & Poors Corporation (or has a similar rating by any similar organization which rates commercial paper); (e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (b); (f) stock or obligations issued in settlement of claims against any other Person by reason of any event of bankruptcy or composition or readjustment of debt or reorganization of any debtor of the Company, any Guarantor or any Subsidiary; (g) purchases or acquisitions of the stock or assets of companies in the similar type of business as the Company and which after giving effect to the acquisition thereof, the nature and scope of the Company's business shall not have been materially changed, provided, however, (i) that all such purchases shall not exceed $6,000,000 in the aggregate during any fiscal year of the Company, and (ii) that the purchase price of any given acquisition does not exceed $5,000,000.00 and that not more than $5,000,000.00 of the purchase price for all such acquisitions in
the aggregate during any fiscal year of the Company shall be paid in cash; (h) loans and advances to any other Person not to exceed $1,500,000.00, provided, however, that the aggregate amount permitted under this Section 6.5(h) and 6.5(k) and Section 6.3 of this Agreement shall not exceed $1,500,000.00 with respect to any one Person and $2,500,000.00 in the aggregate at any time, and further provided however that the Company may make loans or advances to Futurebiotics, Inc. ("Future") in amounts not to exceed $1,500,000.00 provided that if (i) any such loan or advance to Future causes the aggregate of all loans or advances made hereunder to exceed $4,000,000.00, or (ii) the aggregate amounts of all loans made by the Company and Future exceeds $5,500,000.00, Future shall become a Guarantor of all obligations of the Company to the Bank and the Company shall become a Guarantor of all obligations of Future to the Bank; (i) loans or advances to a Guarantor; (j) purchases of securities publicly traded on a national exchange in an aggregate amount not to exceed $250,000.00;
(k) any other Investments in any Person(s) not to exceed $1,000,000.00, provided, however, that the aggregate amount permitted under this Section 6.5(k) and 6.5(h) and Section 6.3 of this Agreement shall not exceed $1,000,000.00 with respect to any one Person and $1,750,000.00 in the aggregate at any time; and
(l) tax exempt securities rated A or better by Standard & Poors or Moody's Investors Service.

         6.6 Prohibition of Certain Prepayments. Make any prepayment of principal of any debt, with a maturity of more than one year, for borrowed money (except the Notes and the Existing Term Loan Note) or for the deferred purchase price of property or services, except (i) at the stated maturity of such debt,
(ii) as required by mandatory prepayment provisions relating thereto (subject to any subordination provisions applicable thereto), and (iii) with respect to existing loans made by the Bank to the Company, according to the terms of said loans.

         6.7 Limitation on Leases. Enter into any agreement, or be or become liable under any agreement, for the lease, hire or use of any personal property (other than the presently outstanding lease for the Company's headquarters in Hauppauge, New York, provided that such lease is not amended, modified or supplemented) which would cause the aggregate maximum amount of all obligations of the Company, the Guarantors and their Subsidiaries pursuant to such agreements in any fiscal year of the Company to exceed $500,000. This provision shall not apply to Capital Leases.

         6.8 Sale and Leaseback. Enter into any arrangement with any person whereby the Company, any Guarantor or any Subsidiary shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the Company, such Guarantor or such Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

         6.9 Prohibitions Regarding Subordinated Debt. Make any optional prepayment of, or purchase, redeem or otherwise acquire, or amend any provision pertaining to the subordination or the terms of payment of, any Subordinated Debt.

         6.10 Maintenance of Consolidated Indebtedness to Consolidated Tangible Net Worth Ratio. Permit the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth to exceed 1.0 to 1.0 at any time.

         6.11 Maintenance of Consolidated Coverage Ratio. Permit the Consolidated Coverage Ratio to fall below 1.25 to 1.00 at any time.

         6.12 Consolidated Net Income. Permit Consolidated Net Income (excluding extraordinary gains) to be less than $250,000 in any fiscal year.

         6.13 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or a Guarantor's business and upon fair and reasonable terms no less favorable to the Company or a Guarantor than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

         6.14 Management. Fail to retain Michael B. Krasnoff in a reasonably active full time capacity in the management of the Company.

         6.15 Change in Control. At any time from the date hereof (i) a majority of the members of the Board of Directors of the Company have been elected, having been nominated other than by the management or preceding Board of Directors or (ii) fail or cease to maintain the voting control by the Company of such classes of voting stock of Futurebiotics, Inc. which at all times will entitle the holder thereof to elect a majority of the members of the Board of Directors of Futurebiotics, Inc..

SECTION 7. EVENTS OF DEFAULT

         7.1 Events of Default

         Upon the occurrence of any of the following:

                  (a) failure by the Company to pay the principal of or any installment of the principal of the Notes when due, or failure to pay any interest on the Notes or any commitment fee or any other amount owing hereunder or under the Security Agreement within five days after any such interest or commitment fee becomes due;

                  (b) if any representation or warranty made by the Company or any Guarantor in this Agreement, any other Loan Document or in any certificate, financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been untrue or misleading in any material respect;

                  (c) default by the Company or any Guarantor in an observance or performance of any of the covenants or agreements contained in
         Section 6 of this Agreement, in any other Loan Document or in any other document delivered to the Bank in connection herewith;

                  (d) default by the Company or any Guarantor in the observance or performance of any other covenant or agreement contained in this Agreement, and the continuance of the same for 30 days after the earlier of (i) the Company having knowledge of such default or (ii) notice of such default is given to the Company by the Bank;

                  (e) if the Company, any Guarantor or any Subsidiary shall (i) default in the payment of principal or interest on any obligation in excess of $100,000 for borrowed money (other than the Notes), or for the deferred purchase price of property, beyond the period of grace, if any, provided with respect thereto or (ii) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

                  (f) (i) the Company, any Guarantor or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Company, any Guarantor or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company, any Guarantor or any of their Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action (x) results in the entry of an order for relief or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) the Company, any Guarantor or any of their Subsidiaries shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth in clause (i) or (ii) above; or (iv) the Company, any Guarantor or any of their Subsidiaries shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts;

                  (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 or ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or is, in the reasonable opinion of the Bank, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company or any of its Subsidiaries;

                  (h) default by any Guarantor upon its guarantee pursuant to the terms thereof or if such guarantee shall cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any such Guarantor or such party shall deny that it has any further liability to the Bank with respect thereto; or

                  (i) final judgment for payment of money in excess of $50,000.00 shall be rendered against the Company, any Guarantor or any Subsidiary, and the same shall remain undischarged for a period of 30 days during which execution of such judgment shall not be effectively stayed.

         7.2 Remedies on Default. Upon the occurrence and continuance of an Event of Default the Bank may by notice to the Company, (i) terminate the Commitment, (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and (iii) proceed to enforce its rights whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement or any Loan Document, or in aid of the exercise of any power granted in either this Agreement or any Loan Document or proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of its rights, or proceed to enforce any other legal or equitable right which the Bank may have by reason of the occurrence of any Event of Default hereunder or under any Loan Document, provided, however, that upon the occurrence of an Event of Default referred to in Section 7.1(f), the Commitment shall be automatically terminated, the Notes, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. Any amounts collected pursuant to action taken under this Section 7.2 shall be applied first, to the payment of any costs incurred by the Bank in taking such action, including but without limitation attorneys fees, second, to the payment of the accrued interest on the Notes, and third, to the payment of the unpaid principal of the Notes.

SECTION 8. MISCELLANEOUS

         8.1 Limited Role of Bank. The relationship between the Company and the Bank shall be solely that of borrower and lender, respectively. The Bank shall not have any fiduciary responsibilities to the Company and no joint venture exists between the Company and the Bank. The Company and the Bank each hereby severally acknowledge that there are no representations, warranties, covenants, undertakings or agreements by the parties hereto as to the Loan Documents except as specifically provided herein and therein.

         8.2 Choice of Law Construction. The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of New York. If any provision of the Loan Documents shall be or become unenforceable or illegal under any law, the other provisions shall remain in full force and effect.

         8.3 Consent to Jurisdiction. (a) The Company hereby irrevocably submit to the non-exclusive jurisdiction of any United

States federal or New York state court sitting in New York City in any action or proceedings arising out of or relating to any Loan Documents and the Company and the Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereinafter have as to the venue of any such action or proceeding brought in such a court or the fact that such court is an inconvenient forum.

         (b) The Company and the Guarantors irrevocably and unconditionally consent to the service of process in any such action or proceeding in any of the aforesaid courts by the mailing of copies of such process to it, by certified or registered mail at its address specified in Section 8.5.

         8.4 WAIVER OF JURY TRIAL. THE COMPANY, THE GUARANTORS AND THE BANK

HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         8.5 Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited to the mail, postage prepaid, in the case of telegraphic notice, when delivered to the telegraph company, or in the case of tested telex, upon confirmation of receipt, addressed as set forth below or to such other address as may be hereafter designated in writing by the respective parties hereto:

         The Bank:  Chemical Bank
                    395 North Service Road
                    Melville, New York  11747
                    Attention: PDK Labs Inc. Account Officer

         The Company or the Guarantors:

                    PDK LABS INC.
                    145 Ricefield Lane
                    Hauppauge, New York  11788

         with a copy to:    Hartley Bernstein, Esq.
                            Brandels, Bernstein & Wasserman
                            950 Third Avenue
                            New York, New York 10022

         8.6 Entire Agreement; No Waiver; Cumulative Remedies; Amendments; Setoff. (a) This Agreement and the other Loan Documents constitute the entire agreement among the parties hereto and thereto as to the subject matter hereof and thereof and supersede any previous agreement, oral or written, as to such subject matter.

         (b) No failure to exercise and to delay in exercising, on the part of the Bank or the Company, any right, power or privilege hereunder or under the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No modification or waiver of any provision of this Agreement, or the Notes, nor consent to any departure by the Company or the Guarantors from the provisions hereof or thereof, shall be effective unless the same shall be in writing from the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No notice to the Company or the Guarantors shall entitle the Company or the Guarantors to any other or further notice in other or similar circumstances unless expressly provided for herein. No course of dealing between the Company or the Guarantors and the Bank shall operate as a waiver of any of the rights of the Bank under this Agreement.

         (c) In addition to any rights or remedies of the Bank provided by law, upon the occurrence of any Event of Default, the Bank is hereby authorized without notice to the Company or the Guarantors to setoff and appropriate and apply all deposits (general and special) and other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Company or the Guarantors against and on account of all obligations, liabilities and claims of the Company or the Guarantors to the Bank, and in such amounts as the Bank may elect, although such obligations, liabilities and claims may be contingent or unmatured.

         8.7 Reference to Subsidiaries and Guarantors. If the Company has no Subsidiaries and/or if there are no Guarantors, then the provisions of this Agreement relating to Subsidiaries and/or Guarantors shall be deemed surplusage without affecting the applicability of the provisions of this Agreement to the Company alone.

         8.8 Captions. The captions of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

         8.9 Exhibits. All Exhibits and all Schedules annexed hereto shall constitute integral parts of this Agreement.

         8.10 Payment of Fees. (a) The Company agrees to pay or reimburse the Bank for all of its reasonable costs and expenses incurred, in connection with any subsequent amendment, supplement or modification of the Loan Documents including, without limitation, the fees and disbursements of counsel to the Bank, and in the case of internal counsel, allocated costs of such internal counsel, provided that the Company shall not be responsible for any legal fees, costs or disbursements in connection with the preparation and execution of this Agreement. The allocated costs for the Bank's use of internal counsel shall be an hourly rate representing salary and other overhead items. The Bank shall request such payment or reimbursement in writing.

         (b) The Company agrees to pay all costs and expenses of the Bank in enforcing or preserving any of the rights and remedies available to the Bank under this Agreement, the Notes, or under any other Loan Documents, instruments or writings executed and delivered to the Bank in connection herewith including, without limitation, reasonable legal fees, costs and disbursements.

         8.11 Survival of Agreements. All agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the Notes, and the making and renewal of loans hereunder, and shall continue in full force and effect until the indebtedness of the Company under the Notes has been paid in full.

         8.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Guarantors and the Bank and their respective successors and assigns, except that the Company and the Guarantors may not transfer or assign any of its rights or interests hereunder without the prior written consent of the Bank.

         8.13 Interest. Anything in this Agreement or in the Notes to the contrary notwithstanding, the Bank shall not charge, take or receive, and the Company shall not be obligated to pay interest in excess of the maximum rate from time to time permitted by applicable law.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       PDK LABS INC.

                                       By: /s/ Michael B. Krasnoff
                                          --------------------------------------
                                          Michael B. Krasnoff
                                          Chief Executive Officer

                                       PDI LABS, INC.

                                       By: /s/ Michael B. Krasnoff
                                          --------------------------------------
                                          Michael B. Krasnoff
                                          Chief Executive Officer

                                       C&C ENTERPRISES, INC.

                                       By: /s/ Michael B. Krasnoff
                                          --------------------------------------
                                          Michael B. Krasnoff
                                          Chief Executive Officer

                                       CHEMICAL BANK

                                       By: /s/ Vincent J. Cassidy
                                          --------------------------------------
                                          Vincent J. Cassidy
                                          Vice President